Exhibit 2.1

JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of January 27, 2023 (this “Joinder Agreement”), to the Business Combination Agreement (as the same may be amended, restated, supplemented or modified from time to time in accordance with the terms hereof, the “Business Combination Agreement”), dated as of October 19, 2022, by and between Mountain Crest Acquisition Corp. V, a Delaware corporation (“SPAC”), and AUM Biosciences Pte. Ltd., a private company limited by shares incorporated in Singapore, with company registration number 201810204D (the “Company”), is entered into by and between SPAC, the Company, AUM Biosciences Limited, a Cayman Islands exempted company (“Holdco”), AUM Biosciences Subsidiary Pte. Ltd., a private company limited by shares incorporated in Singapore, with company registration number 202238778Z and a direct wholly-owned subsidiary of Holdco (“Amalgamation Sub”), and AUM Biosciences Delaware Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Holdco (“Merger Sub”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

WHEREAS, Holdco was incorporated after the effective date of the Business Combination Agreement for the purpose of participating in the transactions contemplated thereby and becoming the publicly traded holding company;

WHEREAS, Amalgamation Sub was formed after the effective date of the Business Combination Agreement for the purpose of merging with and into the Company, with the Company being the surviving entity and a wholly-owned subsidiary of Holdco;

WHEREAS, Merger Sub was formed after the effective date of the Business Combination Agreement for the purpose of merging with and into SPAC with SPAC being the surviving entity and a wholly-owned subsidiary of Holdco; and

WHEREAS, the parties hereto desire to execute this Joinder Agreement to evidence each of Holdco’s, Amalgamation Sub’s, and Merger Sub’s execution of the Business Combination Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder Agreement hereby agree as follows:

1. Agreement to be Bound. Each of Holdco, Amalgamation Sub, and Merger Sub hereby agrees that upon execution of this Joinder Agreement, it shall become a party to the Business Combination Agreement and shall be fully bound by, and subject to, all of the covenants, terms, representations, warranties, rights, obligations and conditions of the Business Combination Agreement applicable to such party as though an original party thereto.

2. Successors and Assigns. This Joinder Agreement shall be binding upon, enforceable by and inure to the benefit of the parties and their respective successors and assigns.

3. Entire Agreement. This Joinder Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof and, except as expressly provided in this Joinder Agreement or the Business Combination Agreement, supersedes all prior negotiations, representations or agreements, either oral or written, with respect to such subject matter.

4. Counterparts. This Joinder Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement. This Joinder Agreement may be executed and delivered by facsimile or electronic transmission.

5. Governing Law. This Joinder Agreement and any claim, controversy or dispute arising under or related to this Joinder Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within such State (including in respect of the statute of limitations or other limitations period applicable hereto), and without regard to the conflicts of laws principles thereof. Any suit brought hereon, whether in contract, tort, equity or otherwise, shall be brought in the exclusive jurisdiction and venue of the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and any appellate court thereof, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it, consents to service of process in any manner prescribed in Section 11.14 of the Business Combination Agreement or in any other manner authorized by Delaware law, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by applicable law.

6. Headings. The headings contained in this Joinder Agreement are for convenience or reference only and shall not be deemed to alter or affect any provision hereof.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be effective as of the date first written above.

SPAC:

Mountain Crest Acquisition Corp. V,
a Delaware corporation

By:	/s/ Suying Liu
Name:	Suying Liu
Title:	Chief Executive Officer

COMPANY:

AUM Biosciences Pte. Ltd.,
a private company limited by shares incorporated in Singapore

By:	/s/ Vishal Doshi
Name:	Vishal Doshi
Title:	Chairman and Chief Executive Officer

HOLDCO:

AUM Biosciences Limited,
a Cayman Islands exempted company

By:	/s/ Vishal Doshi
Name:	Vishal Doshi
Title:	Director

[Signature Page to Joinder Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be effective as of the date first written above.

AMALGAMATION SUB:

AUM Biosciences Subsidiary Pte. Ltd.,
a private company limited by shares incorporated in Singapore

By:	/s/ Vishal Doshi
Name:	Vishal Doshi
Title:	Director

MERGER SUB:

AUM Biosciences Delaware Merger Sub, Inc.,
a Delaware corporation

By:	/s/ Vishal Doshi
Name:	Vishal Doshi
Title:	Director

[Signature Page to Joinder Agreement]